UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Logicvision, Inc.

(Name of Issuer)

Common Stock
(Title of Class of Securities)

54140W-10-7
(CUSIP Number)

December 15, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[  ] Rule 13d-1(d)





CUSIP No. 54140W-10-7             SCHEDULE 13G           PAGE 2 of
7 PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Rogers Family Trust UTD 01-21-81
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS)

(a)  [x]

(b)  [_]
     Not applicable
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
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                 5.   SOLE VOTING POWER

                      620,950
NUMBER OF        -------------------------------------------------
--------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              0
EACH REPORTING   -------------------------------------------------
--------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      620,950
                 -------------------------------------------------

                 8.   SHARED DISPOSITVE POWER

                      0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     620,950
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
     (SEE INSTRUCTIONS)

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
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12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO  (revocable family trust)
------------------------------------------------------------------






CUSIP No. 54140W-10-7             SCHEDULE 13G           PAGE 3 of
7 PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Roy and Ruth Rogers Unitrust, UTD 09-28-89
------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS)

(a)  [x]

(b)  [_]
     Not applicable
------------------------------------------------------------------

3.   SEC USE ONLY

------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
------------------------------------------------------------------


                 5.   SOLE VOTING POWER

                      260,501
NUMBER OF        -------------------------------------------------
--------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              0
EACH REPORTING   -------------------------------------------------
--------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      260,501
                 -------------------------------------------------

                 8.   SHARED DISPOSITVE POWER

                      0
------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     260,501
------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
     (SEE INSTRUCTIONS)

------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.7%
------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (charitable remainder Unitrust)
------------------------------------------------------------------









CUSIP No. 54140W-10-7            SCHEDULE 13G            PAGE 4 of
7 PAGES


Item 1.

(a)   NAME OF ISSUER

      Logicvision, Inc.
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(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      25 Metro Drive, 3d floor, San Jose, CA 95110
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Item 2.

(a)   NAME OF PERSON FILING *

      (1) Rogers Family Trust, UTD 01-21-81
      (2) Roy and Ruth Rogers Unitrust, UTD 09-28-89


*Attached to this Schedule 13G as Exhibit 1 is a Joint Filing
Agreement between the persons specified above. This Schedule 13G is being filed on behalf of each of them.
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(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      3000 Sand Hill Road, Bldg 1, Suite 260, Menlo Park, CA 94025
**

      **  This address applies to all persons specified above in item 2(a).
------------------------------------------------------------------

(c)   CITIZENSHIP

      (1) California
      (2) California

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(d)  TITLE OF CLASS OF SECURITIES

     Common Stock
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(e)  CUSIP NUMBER

     54140W-10-7
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Item 3.
     If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:

     Not applicable
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CUSIP No. 54140W-10-7            SCHEDULE 13G            PAGE 5 of
7 PAGES


Item 4. OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  AMOUNT BENEFICIALLY OWNED:

          As of December 15, 2006, 881,451 shares may be deemed beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 by Ruth and Roy Rogers, which includes 620,950 shares held by Rogers Family Trust, a revocable trust, of which Roy Rogers and his spouse, Ruth Rogers, are co-trustees.

          In addition, 260,501 shares may be deemed beneficially owned by Roy Rogers and Ruth Rogers, as co-trustees of the Roy and Ruth Rogers Unitrust, an irrevocable charitable trust. Roy
Rogers and Ruth Rogers otherwise disclaim beneficial ownership of these shares.
------------------------------------------------------------------

     (b)  PERCENT OF CLASS:

         For more  information  regarding  percent of class with
respect to the above listed shares, refer to item 11 of the cover pages.
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     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

         For more  information on voting and dispositive  power
with respect to the above listed shares, refer to item 5-8 of the cover pages.
------------------------------------------------------------------

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].
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Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON





         Not applicable
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Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
------------------------------------------------------------------

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
------------------------------------------------------------------

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
------------------------------------------------------------------





CUSIP No. 54140W-10-7             SCHEDULE 13G           PAGE 6 of
7 PAGES

Item 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 14, 2008


                                 Rogers Family Trust

                                 By:
                                    -------------

                                 Name:  Roy L. Rogers

                                 Title: Trustee


                                 Roy & Ruth Rogers Unitrust



                                  By:
                                      -------------

                                 Name:  Roy L. Rogers

                                 Title: Trustee





CUSIP No. 54140W-10-7               SCHEDULE 13G
PAGE 7 of 7 PAGES


EXHIBIT 1
                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of shares of Common Stock of Logicvision, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended.

Dated:  August 14, 2008


                                       Rogers Family Trust


                                       By:
                                           -------------

                                       Name:  Roy L. Rogers

                                               Title: Trustee


                                      Roy & Ruth Rogers Unitrust

                                          By:
                                              -------------

                                           Name:  Roy L. Rogers
                                           Title: Trustee